UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2011

Nielsen Holdings N.V.

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-35042 333-142546-29	98-0662038 98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway New York, New York 10003 (646) 654-5000	Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2011, Nielsen Finance LLC (the “Company”), a subsidiary of the registrant, entered into an amendment (the “Amendment Agreement”) to the Company’s Amended and Restated Credit Agreement, dated August 9, 2006 and amended and restated as of June 23, 2009 (the “Credit Agreement”), among the Company, the other borrowers and guarantors party thereto, the lenders and other parties from time to time party thereto, and Citibank, N.A., as administrative agent. The Amendment Agreement documents the terms of new revolving credit commitments obtained by the Company in connection with a revolving credit commitment extension offer. In connection with the Amendment Agreement, the Company terminated the existing revolving credit commitments totaling $688.0 million, which had a final maturity date of August 9, 2012, and replaced them with new revolving credit commitments totaling $635.0 million with a final maturity date of April 1, 2016.

Revolving loans made pursuant to the new revolving credit commitments may be drawn in US dollars or euros (at the election of the borrowers) and bear a tiered floating interest rate of LIBOR plus a margin ranging from 2.25% to 3.50% based on the Total Leverage Ratio (as defined in the Credit Agreement). Margins on base rate loans range from 1.25% to 2.50% also based on the Total Leverage Ratio. A commitment fee is payable on the unused portion of the new revolving credit commitments ranging from 0.375% to 0.75% depending on the Total Leverage Ratio.

Certain of the lenders under the Agreement, or their affiliates, have provided, and may in the future from time to time provide, certain commercial and investment banking, financial advisory and other services in the ordinary course of business for the Company and its affiliates, for which they have in the past and may in the future receive customary fees and commissions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2011

NIELSEN HOLDINGS N.V. THE NIELSEN COMPANY B.V.

By:	/s/ James W. Cuminale
Name:	James W. Cuminale
Title:	Chief Legal Officer